Exhibit 5.2

April 20, 2007

Board of Directors
Rentech, Inc.
10877 Wilshire Boulevard, Suite 710
Los Angeles, CA  90024

Re:                               Rentech, Inc.
Registration Statements on
Form S-3, No. 333-132594
Form S-3, No. 333-125162

Gentlemen:

We have acted as special Colorado counsel for Rentech, Inc., a Colorado corporation (“Rentech”).  We are furnishing this opinion in connection with the (a) Registration Statement on Form S-3 (Registration No. 333-132594) filed by Rentech on March 20, 2006 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (b) Registration Statement on Form S-3 (Registration No. 333-125162) filed by Rentech on August 5, 2005 with the Commission under the Securities Act, (c) the Preliminary Prospectus Supplement dated April 19, 2007 and filed with the Commission on April 20, 2007 (the “Preliminary Prospectus Supplement”), and (d) the Current Report on Form 8-K of Rentech dated April 20, 2007, pertaining to the Shares, the Warrants and Warrant Shares as defined below (the “April 20 Form 8-K”) which will include this opinion letter as an exhibit and results in incorporation by reference of this opinion letter as Exhibit 5.2 to the Registration Statements.  The registration statements referred to above in (a) and (b) are called herein the “Registration Statements.”  The prospectuses contained in the Registration Statements at the time the Registration Statements became effective, the Preliminary Prospectus Supplement and the April 20 Form 8-K are called herein the “Prospectus.”  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed or may be implied herein as to any matter pertaining to the contents of the Registration Statements or the Prospectus other than as to the valid issuance of the Shares and the Warrant Shares and the authority to issue the Warrants under Colorado corporate law.

Pursuant to the Prospectus, Rentech is offering up to 20,092,160 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), and Warrants (“Warrants”) to purchase up to 4,018,432 shares of Common Stock (the “Warrant Shares”).  The

Shares and Warrants are to be sold to selected investors pursuant to the form of a Subscription Agreement, which is included as an exhibit to the April 20 Form 8-K and is between Rentech and each purchaser (the “Subscription Agreements”).  Rentech has a Rights Agreement, dated as of January 18, 2005, as amended (the “Rights Agreement”), between Rentech and ComputerShare Trust Company, Inc., as Rights Agent, that provides for stock purchase rights to be issued with Common Stock of Rentech (the “Rights”).

In connection with this opinion, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  We have relied upon the foregoing and upon certificates and other assurances of officers of Rentech and others as to factual matters without having independently verified such factual matters.

In rendering this opinion, we have assumed: (i) information contained in documents reviewed by us is true, complete and correct; (ii) the genuineness and authenticity of all signatures on original documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to originals of all documents submitted to us as copies; (v) the accuracy, completeness and authenticity of certificates of public officials; (vi) the due authorization, execution and delivery of all documents by parties other than Rentech; and (vii) the obligation of parties other than Rentech to the Subscription Agreements being valid, binding and enforceable.

We are opining herein as to the Colorado Business Corporation Act, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that as of the date hereof:

(1)           Rentech has the corporate authority pursuant to its Amended and Restated Articles of Incorporation to issue the Shares and Warrant Shares.

(2)           Rentech has the corporate authority to issue the Warrants.

(3)           When issued and sold in the manner described in the Registration Statement and Prospectus and as provided in the Subscription Agreements (including the receipt by Rentech of the purchase price therefor) against payment therefor, the Shares will be validly issued, fully paid and nonassessable and, as of the date hereof, will be accompanied by the associated Rights.

(4)           The Warrant Shares have been duly authorized for issuance upon exercise of the Warrants; when issued upon exercise of the Warrants in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable; and, as of the date hereof, the Warrant Shares will be accompanied by the associated Rights.

In connection with our opinions set forth above, (a) we note that certain provision of rights agreements, such as the Rights Agreement, may be held to be invalid and that it is not settled whether the invalidity of any particular provision of a rights agreement would result in invalidating in their entirety the rights issued thereunder, including the Rights; and (b) such opinions do not address the determinations a court of competent jurisdiction may make regarding whether the Board of Directors of Rentech would be required to redeem or terminate, or take other action with respect to, the Rights at some future time.

We hereby consent to the use of this opinion as Exhibit 5.2 to the April 20 Form 8-K, to the incorporation by reference of this opinion into the Registration Statements and to the reference to us under the heading “Legal Matters” in the Prospectus.  The foregoing, however, shall not constitute an admission to our being experts within the meaning of the Securities Act.

Very truly yours,

/s/ Holland & Hart LLP